Exhibit 99.1


                             KOOR INDUSTRIES LTD.
           OPTION PLAN FOR OFFICERS AND EMPLOYEES FOR THE YEAR 2003

1.   The plan and its goals

     A compensation plan is hereby adopted for the officers and employees of the Koor Group - an option plan for officers and employees for the year 2003.

     The Plan (as defined below) is intended to promote the welfare and the goals of the Company and its shareholders, by providing incentives and compensation to officers and employees in the Koor Group, who are not "controlling shareholders" in the Company and who will not be "Controlling Shareholders" as a result of the allotment of the Options, in order to encourage them to continue to contribute to the Company's growth and in order to create a financial interest for them in the Company's long-term success.

2.   Definitions

     In this document, the terms below will have the following meaning:

     2.1 "Option" - means an option for the purchase of one Share, subject to the adjustments stipulated in the plan below, that will be granted in accordance with the 2003 Plan.

     2.2 "Controlling Shareholder" - as defined in Section 32(9) of the Income Tax Ordinance [New Version], 1961, and as defined in the Companies Regulations (Rules on Remuneration and Expenses to Outside Director), 2000, as applicable.

     2.3 "Board of Directors" - means the board of directors of the Company or the Board Committee, as applicable.

     2.4 The Board Committee" - means the remuneration committee of the board of directors, or the audit committee of the board of directors if a remuneration committee of the board does not exist in any relevant date regarding the implementation of the Plan.

     2.5       "Stock Exchange" or "TASE" - the Tel Aviv Stock Exchange Ltd.

     2.6 "Granting Announcement" - means a written announcement testifying to the granting of Options by the Company to a Participant or to the Trustee in favor of the Participant, in accordance with Par. 6.4 of the 2003 Plan.

     2.7 "The 102 Provisions" - Provisions of Section 102 of the Income Tax Ordinance [New Version], 1961, and of the Income Tax Rules (Tax Relief in the Allotment of Shares to Employees), 2003, all as they will apply from time to time to Shares and Options that will be issued under this Plan.

     2.8 "The Company" - Koor Industries Ltd. Any reference to the Company in this plan means the Company and/or suitable and authorized organs of the Company, as applicable.

     2.9 "Allotment Resolution" - any resolution of the Board of Directors, as a result of which Options are allotted to a Participant or Options that were allotted to the Trustee will be earmarked for a Participant.

     2.10 "Record Date" - June 5, 2003, which is the date of the board of directors' resolution to approve the Plan, unless the Board of Directors prescribes another date in the Allotment Resolution.

     2.11      "Companies Law" - means Companies Law, 1999.

     2.12 "Trading Day" - a day on which there is trading in the Company's Share on the Stock Exchange.

     2.13 "Beneficiary of Participant" - means the beneficiary appointed by the Participant or someone deemed the beneficiary of the Participant under Section 19 of the Plan.

     2.14      "Plan Date" - June 5, 2003.

     2.15      "Plan's Expiration Date" - December 31, 2010.

     2.16 "Share" - means an ordinary share of the Company, with par value of NIS 0.001 per share.

     2.17 "Underlying Shares" - the Shares that will be allotted against the exercise of the Option under Plan 2003.

     2.18 "Participant" - means an officer or employee in the Koor Group who received an Option under the Plan, whether the allotment is in his name or the Option is allotted to a Trustee on his behalf.

     2.19 "Trustee" - whoever is designated for such purpose by the Company and is approved by the Tax Assessing Officer or any other trustee that will replace him for the purpose of the Plan.

     2.20 "Disability" - a defect, as a result of which, one of the following occurs to a Participant:

               (a) Who is unable to earn a living from work or a profession and does not earn an amount equal to 25% of the average salary;

               (b) Whose ability to earn a living from work or a profession, as well as his actual earnings decreased, due to the defect, whether at once or gradually, by 50% or more;

               All in accordance with the rules and tests prescribed in the approval of the Labor and Welfare Committee, in accordance with the National Insurance Law [Combined Version], 1995, or any law that will replace or supercede it.

     2.21 "Cause" - when the term "cause" is used in connection with the termination of employment or tenure of a Participant in the Koor Group, as applicable, it means:

               (a) Continuous and deliberate non-fulfillment of a function of the Participant and his obligations toward the relevant Koor Group company in which he was employed or in which he served as an officer, including a breach of the duty of caution or a breach of the duty of trust, as defined in the Companies Law (unless the matter derives from Disability), and the Participant employed by the Company will be deemed an officer in this context even if he was not an officer under the provisions of the Companies Law; or

               (b) Deliberate improper conduct by the Participant which causes damage to the Koor Group.

               For the purpose of this definition, an act or omission by a Participant will not be deemed as being "deliberate", unless it was perpetrated by the Participant in a manner that is not appropriate for the standard for duty of caution that a reasonable officer in his place or a reasonable employee in his place, as the case may be, would have adopted in the same circumstances and/or if the Participant acted or refrained from action without good faith and not for the good of the relevant Koor Group company in which he was employed or in which he served as an officer; all, unless the said company approved the act or omission of the Participant in accordance with the conditions of the Companies Law.

     2.22      "Amount of Financial Benefit" - as defined below in Par. 6.8.1.

     2.23      "Exercise Price" - as defined below in Par. 6.3.

     2.24 "Koor Group" - the Company and any company that it controls, directly or indirectly (as defined in the Securities Law, 1968).

     2.25      "Half a Calendar Year" - the months January - June or July -
               December.

     2.26 "Restructuring" - The purchase of material assets of the Company or transfering them in any way to the Company's shareholders, a change in the Company's organizational structure and any arrangement between the Company and its shareholders and/or creditors and/or holders of the Company's options. Without derogating from the generality of the aforesaid, deemed as a restructuring will be, inter alia, a statutory merger or statutory spin-off or an arrangement that has the economic significance of a merger or spin-off.

     2.27 "2003 Plan" or "the Plan" - means the option plan to officers and employees of the Koor Group for the year 2003, as described in this document, as will be amended and modified from time to time by the board of directors.

3.   Number of Options and Shares intended for allotment under the Plan

     The maximum number of Options that may be allotted to all of the Participants under the Plan will be 1,200,000 (one million two hundred thousand) Options.

     The Options that were not exercised but have not expired under the terms of the Plan may be reallotted to Participants within the framework of the Plan as though they had not originally been allotted.

     All the Options will be allotted to the Trustee, for the purpose of earmarking them for the Participants, whose identities and the quantity to be held for each of them will be submitted to the Trustee around the time of the adoption of any Allotment Resolution.

4.   Adjustments for changes in the Company's capital

     From the Record Date of any Option that will be allotted under this Plan until the date of its exercise or expiration, as applicable ("Option Period"), the following provisions will apply:

     4.1 If the Company distributes bonus shares or rights to its shareholders, and the record date for eligibility for their receipt occurs in the Option Period, then the stock exchange price on the exercise date which is used for the calculation in Par. 6.8.1.1 below ("Opening Stock Exchange Price on Exercise Date") will be adjusted as follows:

               [1 - (Benefit component in issuance of rights)] X [(Percentage of benefit in bonus shares) + 1] X (Opening Stock Exchange Price on Exercise Date) = (Opening Stock Exchange Price on Exercise Date, modified for the calculation in Par. 6.8.1.1 below).

     4.2 Likewise, an adjustment will be made to the Amount of Financial Benefit, as defined in Par. 6.8 below, for the distribution of a dividend in the Company (except for a dividend given through the issuance of rights for which an adjustment will be made to the Share price on the exercise date, in accordance with the provisions of Par. 4.1 above), if the record date for eligibility to receive the dividend occurs during the Option Period.

               The Amount of Financial Benefit will be adjusted so that in the event of a dividend distribution, added to the Amount of the Financial Benefit will be the amount of the dividend, or its value per Share, multiplied by the number of Options included in the Granting Announcement.

     4.3 The Amount of Financial Benefit and its adjustment, in accordance with the provisions in Par. 4.1 and 4.2, above, will be calculated in coordination with an external expert whose identity will be determined by the Company. The Company's decision, which was coordinated with such expert, will be final and cannot be appealed.

     4.4 We clarify that the right of a Participant to the Company's securities in the event of a distribution of bonus shares and/or the issuance of rights and/or in the event of a dividend distributionn, will apply only from the actual exercise date of the Options, with respect to Options that will actually be exercised by the Participant. All of this applies to securities and dividends having a record date for right to their receipt that occurs after the actual exercise date of the Options.

     4.5 To secure the Participant's rights, as above, the Company will insist on retaining in its authorized capital, the appropriate number of securities that will enable the Participant to exercise his rights, as noted above.

               If the Company unifies or splits its ordinary Shares into shares of a different par value, the resultant required adjustments will also be made to the Underlying Shares, and the provisions of Par. 4.3, above, will apply with the required adjustments.

     4.6 The number of Underlying Shares to which the option holder will be eligible will be adjusted only in the cases detailed in this Par. above, but not in other cases, including not in cases of any other issuances (includes issuances to interested parties).

5.   The Plan - Administration and Supervision

     5.1 The Company will administer the Plan. The Company will have the full authority and judgment, subject to and in accordance with the explicit provisions of the Plan, to administer the Plan and to invoke the authorities given to it specifically according to the Plan, or those required to administer the Plan, including, without derogating from the generality of the aforesaid above:

               5.1.1 Calculation of the Amount of Financial Benefit and the number of Shares for which it will be possible to exercise the Option and the terms and limitations related thereto;

               5.1.2 The decision whether, if at all, to what extent and under what circumstances, the Option will be cancelled, forfeited, converted or returned to the Company;

               5.1.3     Interpretation of the Plan and each Option;

               5.1.4     Changing and limiting the rules related to the Plan;

               5.1.5 Identity of the Participants to whom Options will be earmarked, out of the number of Options to be allotted to the Trustee, or the number of Options that will be earmarked for each Participant, and the Record Date for earmarking the Options or for calculating the Exercise Price, as detailed in Par.
                         6.3 below;

               5.1.6 Prescribing the conditions for each allotment notice, including conditions that modify and/or are added to the Plan's provisions;

               5.1.7 Reaching any other decision necessary or expedient for administering and supervising the Plan;

               5.1.8 Changing the taxation track between the taxation tracks prescribed in the 102 Provisions, which will apply to the Options allotted under the Plan.

     5.2 The Board of Directors will be permitted, using its absolute judgment, and without amending the Plan, whether to a specific Participant or to a group of Participants, to advance the date on which the rights to exercise any or a group of Options granted under the Plan take effect, to permit the continued vesting of Options even after the employment termination date, notwithstanding the aforesaid in Par. 7 below, to waive or amend the manner in which the provisions of the Plan are invoked with respect to exercise after termination of employment or to adjust any of the Plan's terms in any other way; all under the condition that the majority of the directors that resolved to make the change will also include all the directors which are not Participants.

     5.3 The Company will be permitted at any time, at its exclusive judgment, to suspend or terminate the Plan or change it, in all meanings, including to change the Plan's provisions related to a specific Participant or a certain kind of Participants, provided that no amendment, change, interpretation, or other decision by the Company under the Plan, will adversely affect the Participant's rights with respect to which there was a change to the terms of the Plan under which the Options were granted to him, without obtaining the Participant's consent. Notwithstanding the aforesaid, if a Participant asserts that a change to the Plan prejudices him, then the matter will be sent for decision at the absolute judgment of an independent auditor appointed for this purpose by the Company, and his decision will be final and cannot be appealed.

     5.4       Without derogating from the generality of the aforesaid in Par.
               5.3 above, in any case of a Restructuring, the Board of Directors will appoint an appraiser to determine the compensation to be given to eligible Participants in respect of the Restructuring, if in the opinion of the appraiser, the Participants are owed compensation. The compensation could take the form of a conversion of some or all of the Shares to which the Participant is eligible in respect of the Options not yet exercised (including Options not yet vested), to securities in another corporation, financial compensation or a combination of the abovementioned forms of compensation. The appraiser will determine the need for and the level of the compensation at his exclusive judgment and his ruling will be final and cannot be appealed.

               If the Restructuring also involves taking actions that require the adjustment of the Options' terms, in accordance with the provisions of Par. 4 above, the appraiser will be permitted, at his judgment, to instruct that the adjustments listed in Par. 4 above not be made.

6.   Details of the Plan

     6.1      The Participants

               6.1.1 The entire amount of Options under the 2003 Plan will be allotted to the Trustee, who will hold them for the Participants designated by the Company, as detailed below.

               6.1.2 The total number of Participants to whom the Options will be earmarked under this Plan will not exceed 35 Participants. The directors and CEO of the Company will not be included in the above number.

               6.1.3 The Participants to whom Options are earmarked out of the Options allotted to the Trustee will be determined by the Company at its exclusive judgment.

               6.1.4 The Participants will be employees or officers of the Koor Group, who, on the date the Options are earmarked for them, are not Controlling Shareholders.

     6.2       Granting the Options to Participants

               The Options will be allotted to a Trustee and earmarked for the Participants for no consideration.

     6.3       Exercise Price for the purpose of calculating the benefit

               The Exercise Price of the Options, for the purpose of calculating the Amount of the Financial Benefit and before the adjustments under Par. 4 above, is: NIS 96 per Share (which is a 20% premium to the closing price of the Company's shares on the TASE on the last trading day prior to the special general meeting - on July 24, 2003), linked to the Israeli Consumer Price Index (CPI), known on the date of the special general meeting, i.e. 100.8 points (2002 base), or a higher price if such price wiil be stated in the Allotment Resolution regarding any allotment of Options with a Record Date other than the Plan Date.

               The Exercise Price will not actually be paid to the Company, but, rather, will be used only to determine the Amount of the Financial Benefit deriving to the Participant from the exercise of the Options, and to determine the number of resultant Underlying Shares, as detailed in Par. 6.8 below.

     6.4       Granting Anouncement to Participants

               Any Option granted under the Plan will be documented in a Granting Announcement written and signed by the Company, which will contain the terms and provisions at the Company's judgment, together with a copy of the Plan. Receipt of the Granting Announcement by the Participant will constitute consent on his part to the fact that the Option is subject to all the terms and provisions of the Plan and of the Granting Announcement, and the Participant will be deemed as having read carefully the provisions of the Plan and agreed to each and every detail therein.

     6.5       Non-transferability

               The Option and any inherent right is granted to the Participant or earmarked to him personally, is non-marketable and non-transferable, except a transfer as discussed in Par. 13 below.

     6.6       Validity and date of exercise of Options

               6.6.1 Unless stipulated otherwise in the Granting Announcement or in accordance with the provisions of Par. 5 above, the eligibility of each Participant to convert the Options to Underlying Shares (vesting) ("the Number of Vested Options") will vest in six stages ("Vesting Dates"), in a manner, whereby, at the end of every Half a Calendar Year from the Record Date, during which the Participant was employed or served as an officer in the Koor Group, the number of Options vested will increase by 1/6 (one-sixth) of the number of Options granted to the Participant or to the Trustee on his behalf ("Maximum Number of Options").

                         For example - with respect to Options with a Record Date of August 1, 2003: on December 31, 2003, the Participant will be vested for 1/6 (one-sixth) of the Maximum Number of Options allotted to him; On June 30, 2004, the Participant will be vested for another 1/6 (one-sixth) of the Maximum Number of Options and will have cumulative vesting of 1/3 (one-third) of the Maximum Number of Options; This repeats itself so that on June 30, 2006, the Participant will have cumulative vesting for the Maximum Number of Options, which is the total of all the Options granted to him.

               6.6.2 The periods during which the Participant is deemed as being employed or serving as an officer in Koor, for the matter of Par. 6.6.1, will take into account periods of vacation-without-pay for which the Participant was not eligible for severance pay under any law.

               6.6.3 From the Vesting Date on the dates detailed above, the Participant will be eligible to exercise the number of vested options, all or part, according to the terms of the Plan, until the Plan's Expiration Date. Options that were not exercised by the Participant until the Plan's Expiration Date will expire on such date, automatically.

                         Options that were allotted to the Trustee and were not earmarked for any employee will expire on the Expiration Date, automatically.

               6.6.4 The exercise of the Options for Shares for the Participants will be carried out through the Trustee, at the Participant's judgment, as detailed in Par.
                         6.8 below, and in accordance with the terms of the Plan.

               6.6.5 From the allotment date of the Options until their date of exercise, forfeiture or expiration, the Options granted under the Plan will be deposited with the Trustee.

               6.6.6 The Options will be exercisable for all or a part of the quantity of Shares for which they are exercisable, subject to the fact that a partial exercise will not be carried out when the Amount of Financial Benefit deriving to the Participant from the exercise is less than one thousand U.S. dollars. The exercise of a part of the Options held by the Participant will not cause the expiration, termination or cancellation of the remaining balance.

     6.7       Exercise Notice

               The Option will be exercised through the Trustee, as detailed in Par. 8 below, by submitting notice ("Exercise Notice") to the Company's headquarters, addressed to the Company's Secretary, not less than one trading day before the proposed date of exercise. Such notice will be accompanied by the relevant Granting Announcement, will detail the number of Options that the Participant intends to exercise, the proposed exercise date, and will be signed by the Participant or the Beneficiary of the Participant, as applicable.

               The applicant will have to sign, at any time so required by the Company or the Trustee, any additional document necessary in the opinion of the Company or the Trustee in connection with the allotment of the Underlying Shares.

               The Company has the authority to appoint any person it finds appropriate with power of attorney, to sign in the name of and on behalf of the applicant, on any document needed for the purpose of the allotment of the Underlying Shares.

               The exercise date will be the exercise date proposed in the Exercise Notice. Notwithstanding the aforesaid, if a proposed exercise date is not stated in the Exercise Notice, or if no trading is conducted in the Company's Shares on the TASE on the proposed exercise date, the exercise date will be the first date on which trading will be conducted in the Company's Shares occurring after the Exercise Notice is submitted or after the exercise date stated in the Exercise Notice, as applicable.

     6.8       Exercise of the Options

               If an Exercise Notice is submitted by the Option holder, the following will apply:

               6.8.1     A calculation will be made of the difference between:

                         6.8.1.1 The opening stock exchange price on the exercise date, of the Company's shares, NIS
                                   0.001 par value, multiplied by the number of Options included in the submitted Exercise Notice (all with the changes and adjustments required by Par. 4 above); and between -

                         6.8.1.2 The Exercise Price according to Par. 6.3 above, multiplied by the number of Options that were exercised on such date;

               This difference will constitute the Amount of Financial Benefit deriving to the Participant on the exercise date ("Amount of Financial Benefit").

               6.8.2 After determining the Amount of Financial Benefit - the Company will allot to the Trustee for the Participant, the number of Shares, the market value of which, according to the opening stock exchange price of the shares on the exercise date is equal to the Amount of Financial Benefit alone. Each fractional Share obtained from the calculation will be rounded upward to the nearest whole Share, unless the Company stipulates otherwise.

               6.8.3 The Participant will pay to the Company, not later than seven days after the exercise date, the par value of the shares allotted to or for him, of NIS
                         0.001 per share.

     6.9       Allotment and certificates

               Subject to the provisions of the Plan and to the provisions of Par. 8, share certificates will be issued for the Underlying Shares in the name of the Trustee, unless the Trustee instructs otherwise.

               The share certificates will be ready to be submitted to the Trustee, in the Company's registered offices, as soon as possible after the exercise date of the Option.

     6.10      Correcting allotment

               At the end of the full Blockage Period (as defined in Par. 8.1 below), the following provisions will apply to any Participant who exercised - during the Blockage Period - for shares all or some of the Options allotted to him under this Plan, and the shares were held by the Trustee until such date ("the Held Shares"):

               6.10.1    In the matter of Par. 6.10 -

                         "Corrected Exercise Date" means the first trading day after the end of the full Blockage Period;

                         "Adjusted Financial Benefit Amount" means the Amount of the Financial Benefit as it was on the exercise date, adjusted for the change in the Consumer Price Index from the exercise date until the Corrected Exercise Date, if there was such an increase;

                         "Market Value of Held Shares" means the amount obtained by multiplying the number of Held Shares by the opening stock exchange price of the share on the Corrected Exercise Date;

                         "Held Shares Ceiling" means the difference between the number of Options from which the Held Shares were exercised, adjusted in accordance with the provisions of Par. 4 above for the required changes, and between the number of Held Shares.

               6.10.2 On the Corrected Exercise Date, the Market Value of the Held Shares will be calculated. If the Market Value of the Held Shares is lower than the Adjusted Financial Benefit Amount, the Company will allot to the Trustee for the Participant, in accordance with the provisions of Par. 6.8.2 above, additional underlying shares ("Additional Underlying Shares"), in a manner whereby the market value of the Additional Underlying Shares together with the Market Value of the Held Shares will be equal to the Adjusted Financial Benefit Amount.

               6.10.3 Applied to the additional allotment of shares will be the provisions of Par. 6.8.2, 6.8.3, 6.9 and 8.1(B), with the necessary adjustments, and they will be deemed Underlying Shares for all matters.

               6.10.4 Notwithstanding the aforesaid in Par. 6.10 above, the number of Additional Underlying Shares to be allotted to the Participant will not exceed the Held Shares Ceiling.

     6.11      Expiration of the Options

               6.11.1 An exercised Option will expire on the allotment date of the Underlying Shares.

               6.11.2 An Option that is not exercised by the Plan's Expiration Date, will not confer any right and will expire on the said date.

               6.11.3 An Option held by a Participant whose right to exercise the Option is cancelled for any reason will stop conferring any rights to the Participant, but will not expire before the Plan's Expiration Date. It can be allotted to another Participant.

7.   Consequences of termination of tenure or employment

     7.1 If the tenure or employment of a Participant in the Koor Group ("Employment") should come to an end for any reason, except for Disability or death, then:

               7.1.1 Options that were granted to the Participant that had vested before the Employment termination date will remain exercisable for the balance of their original lives.

               7.1.2 In adition to the Options specified in Par. 7.1.1 above, on the Employment termination date will also vest an aditional pro rata share of the Options, which did not vest before the employment termination date, which will be determined by multiplying the number of Options that are expected to vest on the first vesting date occurring after the Employment termination date, by the number of months (whole and fractional) in which the Participant was employed or served as an officer in the Koor Group from the later of the last vesting date occurring before the Employment termination date or the date the Options were granted, then dividing the result by 6 ("Pro Rata Share of the Options").

               7.1.3 As long as it has not been resolved otherwise by the Company's board of directors with respect to officers of the Company or by the Board Committee with respect to the remaining Participants, for reasons of seniority or contribution to the Koor Group, etc., Options that were granted to a Participant, which did not vest before the Employment termination date as specified in Par. 7.1.1 and 7.1.2, will expire at the close of business on the Employment termination date.

     7.2 If the Employment of a Participant in the Koor Group should come to an end because of the Disability or death of the Participant, then:

               7.2.1 The Options granted to the Participant that vested before the Employment termination date will remain exercisable for the duration of their original life;

               7.2.2 Likewise, the Participant or his heirs will be granted the Pro Rata Share of the Options, as defined in Par. 7.1.2 above.

     7.3 In the event that the Employment of a Participant is brought to an end due to a Cause, then:

               7.3.1 Options that were granted to a Participant, which were vested before the Employment termination date, will expire at the close of business on the third trading day after the Employment termination notice is given to the Participant. In the event that a Participant is a director in the Koor Group - they will expire on the date a board of directors meeting or general meeting is convened, on the agenda of which is the termination of that director, if the director was dismissed at the said meeting.

               7.3.2 Notwithstanding the aforesaid, the Company will be permitted, at its judgment, to authorize the Participant's actions or omissions (which led to the said dismissal), including approval for the sole purpose of this Plan. If the Company's authorization is given, the Participant will be eligible to exercise the Options that vested before the Employment termination date, as though the Employment was not brought to an end due to a Cause.

               7.3.3 Likewise, whether or not the Participant's actions were authorized, the Options granted to the Participant that did not vest before the Employment termination date, will expire at the close of business on the Employment termination date.

               7.3.4 In the context of this Plan, a decision by the Company or a decision by a Koor Group company to terminate the Employment of a Participant for a Cause will be final and cannot be appealed.

8.   Trust arrangement

     The Options that will be granted under the Plan and earmarked for a Participant and/or the Underlying Shares to be exercised deriving from the Options will be allotted to a Trustee and will be held by the Trustee in favor of the Participant, all according to the terms detailed below:

     8.1 The Options to be earmarked in favor of a Participant will be held by the Trustee until their exercise date or Expiration Date. The Underlying Shares will be held by the Trustee in trust until the date ("Full Blockage Period"), which is the later of:

               (a) Twenty-four months from the end of the tax year in which the Options were allotted and deposited with the Trustee; or

               (b) Any blockage period to be mandated by the Securities Law, 1968 or regulations promulgated there under (including blockage to be required so that the offering of the Underlying Shares during stock exchange trading is not deemed a "public offering"), or by stock exchange regulations, as they will be from time to time.

     8.2 The Options will be deposited with the Trustee to be held in trust in accordance with the 102 Provisions, and in accordance with the provisions of any law or trust agreement to be signed between the Company and the Trustee.

     8.3 As long as the Options are held by the Trustee, every Participant will be permitted to instruct the Trustee to acquire Underlying Shares, deriving from the Options held to his credit, subject to the stipulations of this Plan. The Trustee will act to exercise the Options, as noted, after the Participant transfers to the Company the par value amount for the purpose of their exercise, in accordance with the terms of the Plan. The Underlying Shares to be received from the exercise will be deposited with the Trustee and will be registered in his name, in accordance with the provisions of this Par. 8.

     8.4 The validity of any instruction by a Participant to the Trustee will be conditioned on approval of the instruction by the Company. The Company does not undertake that it will approve the instructions that the Participant will give to the Trustee within any period of time. The Company's approval of the Participant's instruction to the Trustee will not constitute evidence of recognition by the Company of any right of that Participant.

     8.5 If the Company offers securities through rights to its shareholders, the Company will inform the Participants and they will be eligible to utilize the rights deriving from the Underlying Shares held by the Trustee in their favor on the record date for determining eligibility for the rights, provided that the securities for which they will be eligible as a result of the exercise of the rights will be allotted in the name of the Trustee, and will be subject to the provisions of this Plan. The Trustee and the Company will be permitted to prescribe procedures related to the utilization of the rights by Participants, as noted.

     8.6 Subject to the provisions of Par. 5 above, the provisions of Par. 8 will apply, with the changes necessitated by the circumstance, also to bonus shares and any other distribution, including as part of an issuance of rights, to which the Participant will be eligible during the period in which the securities are deposited in trust, in respect of the securities to be acquired by the Participants.

9.   Bonus shares; rights as a shareholder

     Subject to Par. 4 and 5 above, a Participant will not have rights as a shareholder in the Company deriving from the Option, until the exercise date of the Option and the allotment of the Underlying Share.

     Subject to the aforesaid in Par. 8.6 above, the Underlying Shares will entitle their owners to participate in full in cash dividends or in bonus shares or any other distribution, when the record date for the right of their receipt is on or after the allotment date of the Underlying Shares. From the allotment date 0f the Underlying Shares, such shares will be equal in rights, in all respects, to ordinary shares, NIS 0.001 par value existing in the Company on the allotment date of the Underlying Shares.

10.  Absence of special employment rights; absence of right to Option

     The Plan or the Granting Announcement will not confer any right to the Participant to continue his employment by the Koor Group or to continue serving as an officer in the Koor Group.

     The Options and/or Underlying Shares are special, one-time benefits to the Participants and are not, nor should they be deemed, a salary component for any matter, including for the calculation of severance pay under the Severance Pay Law, 1963, and the regulations promulgated there under.

     No person will have any claim or right to receive an Option, except in accordance with the explicit conditions of the Granting Announcement sent to him.

     The granting of an Option to a Participant, at any time, will not require the Company to grant another Option to that Participant or to another person on any other date, and will not prevent the Company from granting another Option to that Participant or to another person.

     The granting of an Option to a Participant who is not a Company employee, but serves as an officer in the Koor Group, does not turn him into a Company employee or create any form of employee-employer relations between him and the Company.

     The Underlying Shares are ordinary shares of the Company and will be equal in their rights, in all matters, to ordinary shares of the same class already in existence in the Company's capital, subject to the limitations applicable to them during the Full Blockage Period. To remove doubt, it is clarified that the Underlying Shares will not be a separate class of shares, but rather, an integral part of the Company's ordinary share capital. Any change in the Company's bylaws that will lead to a change in the rights of its shares will also apply to the Options and to the Underlying Shares, and the provisions of this Plan will undergo the changes required by a change to the bylaws.

11.  Taxes

     11.1 Any tax to be imposed (if imposed) in respect of the Options and/or their exercise for shares and/or in respect of their sale and/or their transfer and/or in respect of the Underlying Shares and/or in respect of their sale and/or transfer, will be borne by the Participants alone, and, in the event of death, by the Beneficiary of the Participant. The Company will have no tax liability in respect of the allotment of the Options or the Underlying Shares. Without derogating from the aforesaid, if a tax liability to the Participant is created on the allotment date or if the Participant violates the provisions required by the election of the capital gains track detailed in Par. 11.2 below, and as a result, a liability for tax or for national insurance is created for a Koor Group company, the employee will have to indemnify the relevant company in the amount of the tax or national insurance liability.

     11.2 The Company intends to take action so that the taxation of this Plan will be in accordance with the 102 Provisions on the capital gains track, or another track that the Board of Directors will elect from time to time, and the Plan will be subject to the approvals required by the provisions, as will be agreed with the tax authorities, and at the judgment of the Company. The Company does not undertake that the 102 Provisions, including those related to the capital gains track or another track that the Board of Directors will elect from time to time, will apply to the allotment of the Options, and there is a possibility that the 102 Provisions will no longer apply to the Options in the future, retroactively, including due to changes in the Plan's terms.

     11.3 The Trustee will hold the Options for the Participant throughout their period of existence, and will hold the Underlying Shares until they are sold or until the payment of the tax imposed on the Participant by any law, including under the 102 Provisions if imposed on the Options ("applicable tax"), whichever is earlier. If the Participant asks to sell the Underlying Shares before the payment of the applicable tax, he will be permitted to do so through the Trustee, subject to the terms of the arrangement to be determined, if determined, with the tax authorities, and subject to the payment of tax as stipulated in the 102 Provisions, and after the Trustee has examined, at his exclusive judgment, the way in which the amount payable was calculated, and is fully satisfied that the calculation was made lawfully. The Trustee will be permitted to withhold any amount from the sales proceeds to assure the payment of the tax. It is clarified that also during the period that the Trustee will hold the Underlying Shares for the Participant, the Participant will be permitted to vote, by virtue of the shares, as the Participant sees fit.

     11.4 Stamps duty that will be imposed in respect of the allotment will be paid by the Company.

     11.5 The results of any future change in the tax arrangements that will be imposed on the allotment of the securities to employees will be imposed on the Participants, in accordance with the provisions of any law, and the Participants will bear the full cost of the these tax arrangements, unless stipulated explicitly otherwise in the changed arrangement. To remove doubt, if the imposition of the tax arrangements on this Plan and on the securities allotted under the Plan is contingent on a request by the Company or the Trustee that they be imposed, the Company will be permitted to decide, at its absolute judgment, whether to impose the said tax arrangements and to instruct the Trustee to act accordingly.

     11.6 The Participants will indemnify the Company and the Trustee, immediately after the Participants are so notified, for any tax amount to be paid by the Company or the Trustee, or that the Company or Trustee are requested to pay by the tax authorities.

12.  Withholding tax

     In any case in which the Company or the Trustee are required by law to withhold tax in respect of the Options, the Underlying Shares, or any payment made in connection with any of them, the Company and/or the Trustee, as applicable, will be entitled to demand that the Participant transfer to them, in cash, the amount necessary for the payment of the tax.

13.  Transfer in case of death; non-transferability

     13.1 The Options under the plan or any right therein or deriving therefrom may not be transferred or assigned by the Participant except to his beneficiary upon death or to his guardian in the event of legal incapacity.

     13.2 Upon the death of the Participant, the Options granted to him will only be exercisable by:

               13.2.1 The Beneficiary of the Participant, pursuant to Par. 19 below.

               13.2.2 If the Participant did not appoint a beneficiary, or if upon the death of the Participant, the beneficiary is not alive, the beneficiary will be deemed to be the executor of the beneficiary's estate or the person that acquired the right to exercise the Option under a will or in an inheritance, according to the Inheritance Law, 1965 ("Inheritance Law"), as applicable.

     13.3 The transfer of the Options in a will or inheritance under the Inheritance Law will be valid and bind the Company with the serving of the following documents to the Company:

               13.3.1 An inheritance order or an order to execute a will, approved by the relevant court - itself or a copy of the said order, certified by a notary and/or other evidence as the Company finds suitable so as to substantiate the validity of the transfer; and

               13.3.2 Notice of the transferee whereby he will assume all of the Participant's obligations under the Plan, including the fulfillment of the exercise process, as noted in this Plan, and the provisions of the granting notice.

14.  Expenses

     The Company will bear the expenses of the Trustee in respect of the Plan.

15.  Fundamental breach

     In addition to other remedies available to the Company, non-compliance by a Participant (or beneficiary) with the provisions of the Plan or the relevant granting notice, except if the matter is corrected by the Participant (or beneficiary) within ten days of the notice of breach being given by the Company, will constitute a cause for cancellation and forfeiture of the Option, in full or in part, as the Company will decide, using its exclusive judgment.

16.  Applicable law

     The Hebrew version of the Plan will prevail, and the Plan will be subject to and interpreted according to the laws of the State of Israel.

17.  Treatment of the Participants

     There is no obligation to treat all the Participants equally.

18.  Whole share units

     Fractional shares will not be issued under the Plan.

     Any fractional share to be obtained from the calculation of the financial benefit amount will be rounded upward to the nearest whole share, unless the Company stipulates otherwise.

19.  Beneficiary

     A Participant may transfer to the Company, in writing, a letter of appointment of a beneficiary, in the event of the death of the Participant, on a form to be prescribed by the Company, and will be permitted, from time to time, to modify or cancel the appointment. In the event that the Participant becomes legally incapacitated, his guardian will be deemed to be the beneficiary.

20.  Approval of the Plan and its validity

     20.1 The Plan will take effect on the date the approvals of the Plan are received from the audit committee, the board of directors and a general meeting. The board of directors, subject to any additional approval required by law, will authorize the Board Committee to discuss and approve, from time to time, the addition of employees or officers in the Koor Group to the Plan. The Allotment Resolution of the Board Committee will enable to include the specific participant in the Plan subject to any legal rquirements.

     20.2 In addition to the Company's approvals, the Plan will be subject to obtaining the following approvals:

               20.2.1 The allotment is subject to the receipt of all the approvals required by law, including the approval of the Tel Aviv Stock Exchange Ltd. for the listing for trading of the shares that will be allotted in accordance with the Plan.

               20.2.2 The Plan is subject to the approvals required by the 102 Provisions or other arrangements in accordance with the Income Tax Ordinance [New Version], 1961.